Exhibit 99.2

ADDITIONAL PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES

In addition to the persons listed in the additional definitive proxy soliciting material filed with the Securities and Exchange Commission (“SEC”) by Valeant Pharmaceuticals International, Inc. (“Valeant”) on April 21, 2014, with the heading “PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES” the following persons (together with the Additional Directors (as defined below), the “Additional Persons”) may be deemed “participants” under SEC rules in any solicitation of Allergan, Inc. (“Allergan”) or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan: Thomas J. Appio, Vice President, North Asia/Japan and Managing Director, China, of Valeant, John Connolly, Vice President, Russia and CIS and General Manager, Russia, of Valeant, Joseph Gordon, General Manager, Consumer Health Care, of Valeant, Deborah Jorn, Vice President, Marketing Dermatology, of Valeant, Dr. Pavel Mirovsky, President and General Manager, Europe, of Valeant, Dr. Thejasvi Ramakrishna M.D., Chief Medical Officer and Head of Research and Development and Quality of Valeant, Steve Sembler, President, OraPharma and Senior Vice President, Neurology and Other, of Valeant, Tracy Valorie, Vice President, Marketing Pharmaceutical of Valeant, Gaelle Waltinger, Vice President, Western Europe, of Valeant, Leszek Wojtowicz, Vice President, Europe, General Manager, Poland of Valeant and Theo Melas-Kyriazi, Director of Valeant. In addition, Colleen A. Goggins and Anders O. Lönner (the “Additional Directors”) may be deemed “participants” under SEC rules in any solicitation of Valeant shareholders in respect of any such proposal.

Information with respect to the interests of the Additional Directors in Valeant may be found in the proxy statement for Valeant’s 2014 Annual Meeting filed with the SEC on April 22, 2014. To Valeant’s knowledge, except for their interests in Valeant as described in such proxy statements and except as set forth in the table below, none of the Additional Persons has a direct or indirect interest, by security holdings or otherwise, in Allergan or Valeant or the matters to be acted upon, if any, in connection with a potential Valeant-Allergan business combination. If additional persons related to Valeant become participants in any solicitation of Allergan or Valeant shareholders in respect of a Valeant proposal for a business combination with Allergan, information about those persons and their interests in Allergan and Valeant will be set forth in a proxy statement with respect to such solicitation filed by Valeant (if and when it becomes available).

Name	Shares of Valeant Common Stock		Valeant Restricted Stock Units	Valeant Performance Share Units		Valeant Options		Allergan Common Stock
John Connolly	3,450		0	0		0		0
Colleen Goggins	0		0	0		0		1,819.36
Deborah Jorn	0		0	8,756	*	15,645	*	0
Thejasvi Ramakrishna	20,268	(1)	0	24,445	*	39,100	(2)	0
Steven Sembler	11,502		0	12,625	*	33,245	(3)	0
Gaelle Waltinger	0		0	3,275		8,600		0
Leszak Wojtowicz	0		0	4,835	*	16,924	*	0

(*)	Indicates that the applicable equity awards are unvested as of May 28, 2014.
(1)	Includes 490 shares of Valeant common stock held in a GRAT for the benefit of his children.
(2)	Includes 10,000 vested options and 29,100 unvested options.
(3)	Includes 5,625 vested options and 27,620 unvested options.